Exhibit 99.2

PRESS RELEASE	CONTACT: Jill Swartz
For Immediate Release	(949) 833-8252 Ext. 123
js@tnpre.com

TNP Strategic Retail Trust Acquires

Ensenada Square in Arlington, Texas

IRVINE, Calif., (March 1, 2012) – TNP Strategic Retail Trust, Inc. (the “Company”), a public non-traded REIT that invests in grocery and drug-store anchored, multi-tenant necessity retail properties and other real estate-related assets, announced today the completion of the Company’s fourteenth acquisition, Ensenada Square in Arlington, Texas, located in the in the Dallas/Ft. Worth metropolitan area.

Ensenada Square is a neighborhood, grocery-anchored shopping center, originally built in 1976 and renovated in 2005. The center is anchored by Kroger, one of the nation’s largest grocery retailers. Other tenants include Family Dollar and Fort Worth Community Credit Union. The center is approximately 93 percent leased.

“We believe the Arlington market is well-positioned for growth. Ensenada Square is located approximately one mile away from our last acquisition for TNP Strategic Retail Trust, Woodland West Marketplace in Arlington,” said Thompson National Properties’ senior vice president, acquisitions, Steve Corea. “Ensenada Square benefits from the close proximity to the University of Texas at Arlington with 34,000 students, the Dallas Cowboys Stadium, the Texas Rangers Ballpark at Arlington, Hurricane Harbor and Six Flags Over Texas.”

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. is a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, located primarily in the Western United States, and real estate related assets, including investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate. TNP Strategic Retail Trust has acquired 14 shopping centers in ten states containing over 1.4 million square feet at an overall purchase price exceeding $192 million. For more information regarding TNP Strategic Retail Trust, please visit www.tnpsrt.com.

About Thompson National Properties, LLC

Thompson National Properties, LLC (TNP) is an international real estate advisory company, specializing in the creation and management of real estate investment funds. TNP uses a variety of investment structures to fit the needs of its investors, which are designed for both institutional and high net worth

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Thompson National Properties, LLC

1900 Main Street, Suite 700 • Irvine, CA 92614 • T: (949) 833-8252 F: (949) 252-0212

www.tnpre.com

individual investors. Thompson National Properties is also a leader in both property and asset management and receivership services, a key element in any successful commercial real estate investment in today’s lender-driven marketplace.

Headquartered in Irvine, California, Thompson National Properties was founded in April 2008 and has eight regional offices. As of March 1, 2012, Thompson National Properties manages a portfolio of 157 commercial properties, in 31 states, totaling approximately 18.6 million square feet, on behalf of over 4,300 investor/owners with an overall purchase value of $2.4 billion. For more information regarding Thompson National Properties, please visit www.tnpre.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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Thompson National Properties, LLC

1900 Main Street, Suite 700 • Irvine, CA 92614 • T: (949) 833-8252 F: (949) 252-0212

www.tnpre.com